                                                                    Exhibit 99.1

Equity One, Inc.      Company Contact (305-947-1664):
1600 NE Miami Gardens Drive                                             Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179                                         hsipzner@equityone.net

Equity One Names Gregory Andrews as Chief Financial Officer

NORTH MIAMI BEACH, FL - October 17, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of major shopping centers in the southern and northeastern United States, announced today that Gregory Andrews will join Equity One on November 15, 2006, and will serve as its next Chief Financial Officer.

Andrews, 44, currently serves as a Principal of Green Street Advisors, a preeminent research and consulting firm focusing on publicly traded real estate companies. He will assume the position of Chief Financial Officer of Equity One on January 2, 2007.

Howard Sipzner, Equity One’s current Executive Vice President and Chief Financial Officer, has given notice that he does not intend to renew his employment agreement with the company which expires January 1, 2007 and will pursue other interests.

“I have known Greg for almost 10 years and have the utmost respect for his analytical skills and his knowledge of the capital markets,” said Jeffrey Olson, who joined Equity One in September 2006 and will assume the role of President and Chief Executive Officer. “Given Greg’s experience with Wall Street and corporate and commercial finance, I am confident that he will be integral to the success and growth of Equity One.”

“Howard has been instrumental in Equity One’s achievement of wide-spread industry recognition, broad analyst coverage, key relationships with institutional investors and financial intermediaries, investment grade bond ratings from the major agencies and a particularly strong balance sheet,” said Chaim Katzman, Equity One’s Chairman and current Chief Executive Officer. “In his seven years with Equity One, Howard was responsible for building and leading the state of the art accounting, technology and capital markets departments that facilitated our remarkable growth during that period. We wish Howard the best of luck in his future endeavors.”

“We are very excited that Greg is joining our management team,” added Katzman. “Given his background, he is uniquely qualified to build on the success and recognition that we have achieved under Howard’s leadership. With the addition of Greg, Jeff is building a world-class management team that will make us an even stronger company in the years to come.”

Mr. Andrews has had an acclaimed tenure during his nine years at Green Street, including being named as an All-Star Analyst by the Wall Street Journal. Prior to joining Green Street, he served from 1993 to 1997 as Vice President of Bank of America focusing on corporate and commercial real estate lending in the United States and Hong Kong. Mr. Andrews has an MBA from the Anderson School of Management at the University of California, Los Angeles, a Masters of Architecture from the University of Maryland and a Bachelor of Arts in Architecture from Princeton University.

About Equity One, Inc.

Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains. Equity One owns or has interests in 202 properties (including 29 in one unconsolidated joint venture) totaling 20.9 million square feet and encompassing 130 supermarket-anchored shopping centers, five drug store-anchored shopping centers, 55 retail-anchored shopping centers, five development parcels and seven non-retail properties. For additional information, please visit our web site at http://www.equityone.net.

Forward Looking Statements

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.